SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            FBL FINANCIAL GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transactions applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                                     [LOGO]
                            FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IOWA 50266


March 30, 1998



Dear Stockholder:

     You are cordially invited to attend the Company's 1998 annual meeting to be held on Tuesday, May 19, 1998 at 9:00 a.m. central time, in the auditorium of the Company's home office building, 5400 University Avenue, West Des Moines, Iowa.

     The notice of meeting and proxy statement following this letter describe the business expected to be transacted at the meeting. During the meeting we will also report on the current activities of the Company, and you will have an opportunity to ask questions.

     Whether or not you plan to attend this meeting, we urge you to sign and date the enclosed proxy card and return it as soon as possible so that your shares will be represented. The vote of every stockholder is important. Please note that mailing your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     Your Board of Directors and management look forward to greeting personally those stockholders who are able to attend.



Sincerely,

/s/ Edward M. Wiederstein        /s/ Thomas R. Gibson
Edward M. Wiederstein            Thomas R. Gibson
CHAIRMAN OF THE BOARD            CHIEF EXECUTIVE OFFICER

                                     [LOGO]
                            FBL FINANCIAL GROUP, INC.

                             5400 UNIVERSITY AVENUE
                           WEST DES MOINES, IOWA 50266


                                 MARCH 30, 1998



                                                              Richard D. Harris
                                                          Senior Vice President,
                                                        Treasurer and Secretary


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of stockholders of FBL Financial Group, Inc. (the "Company"), will be held in the auditorium of the Company's home office building, 5400 University Avenue, West Des Moines, IA 50266 on Tuesday, May 19, 1998, at 9:00 a.m. central time, for the following purposes:

   1. For the holders of Class A Common Stock and Preferred Stock, Series B, voting as a single class, to elect three Class A directors;

   2. For the holders of Class B Common Stock to elect 18 Class B directors;

   3. For all holders of Class A Common Stock, Class B Common Stock and Preferred Stock, Series B to vote on the recommendation of the Board of Directors that the Director Compensation Plan be approved.

   4. For all holders of Class A Common Stock, Class B Common Stock and Preferred Stock, Series B to vote on the recommendation of the Board of Directors that Ernst & Young LLP be appointed auditors of the Company for 1998; and

   5. To transact such other business as may properly come before the meeting.


                                        By Order of the Board of Directors

                                        /s/ Richard D. Harris

                                        Richard D. Harris
                                        SECRETARY

                                     [LOGO]
                            FBL FINANCIAL GROUP, INC.


                               ------------------
                                 PROXY STATEMENT
                                 MARCH 30, 1998
                               ------------------

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of FBL Financial Group, Inc. (the Company) for the annual meeting of stockholders to be held on May 19, 1998. Only stockholders of record at the close of business on March 23, 1998 are entitled to notice of and to vote at the meeting. There were 16,813,693 Class A Common Shares, 1,192,990 Class B Common Shares and 5,000,000 Preferred Shares, Series B, outstanding and entitled to vote on that date. Each stockholder will be entitled to one vote per share on each matter to be voted on, except that the holders of Class A Common Shares and Preferred Shares, Series B, vote together as a group to elect Class A Directors, and the holders of Class B Common Shares vote to elect Class B Directors. The holders of a majority of the total number of shares entitled to vote, present in person or represented by proxy, constitute a quorum for the transaction of business.

     The Company is mailing its annual report for the year ended December 31, 1997 together with this proxy statement and the enclosed proxy on or about March 30, 1998, to stockholders entitled to vote at the annual meeting.

     When you sign and return the enclosed proxy, the shares represented thereby will be voted for the nominees for director of the respective class listed in this proxy statement, and for the proposals set forth in Item 2 and
Item 3 in the Notice of Meeting, unless otherwise indicated on the proxy. Returning your completed proxy will not prevent you from voting in person at the meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by sending notice to the Secretary of the Company prior to the meeting. If you submit more than one proxy, each later-dated proxy will revoke all previous proxies.

     The Board of Directors expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute. Regulations of the Securities and Exchange Commission permit the proxies solicited pursuant to the proxy statement to confer discretionary authority with respect to matters on which the Company did not know a reasonable time before the meeting, or which were omitted from the proxy statement and form of proxy pursuant to Securities and Exchange Commission rules. Accordingly, the proxy holders may use their discretionary authority to vote with respect to any such matter pursuant to the proxy solicited hereby.

     Directors of each class will be elected at the annual meeting by a majority of the votes of such class cast at the meeting by the holders of shares represented in person or by proxy and entitled to vote. Approval of the Director Compensation Plan and of the appointment of auditors requires the affirmative vote of the holders of a majority of shares represented in person or by proxy at the meeting and entitled to vote. With respect to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld or abstained, and broker non-votes, will be excluded entirely from the vote and will have no effect except to determine the existence of a quorum. Abstentions may be specified on all other proposals and will be counted as shares present for determination of a quorum, and will have the effect of a negative vote on the item voted upon. Broker non-votes with respect to approval of the Director Compensation Plan and of the appointment of auditors will not be counted in determining the amount of shares voted on such item and will have no effect on the outcome of the vote on the item.


                                     ITEM 1:
                              ELECTION OF DIRECTORS

     The terms of all directors will expire at this Annual Meeting. No person, other than the directors of the Corporation acting solely in that capacity, is responsible for the naming of the nominees for Class A Director. A person who is an employee, officer or director of a holder of Class B shares or of any other Farm Bureau organization is not eligible to be elected as a Class A Director. Nomination and election of the Class B Directors by the holders of the Class B shares is subject to the provisions of the Class B Common Stockholder Agreement. The Class B Common Stockholder Agreement obligates the holders of Class B shares to elect the Presidents of the 15 state Farm Bureau federations in the states in which the Company's operations are conducted as Class B Directors. Jack M. Givens, James K. Harmon and Frank S. Priestley were elected as Class B Directors by the Board of Directors during the year, as they became presidents of the Farm Bureau Federations in the states of Oklahoma, North Dakota and Idaho, respectively. The Class B Common Stockholder Agreement also obligates the holders of Class B shares to cause the election of the President of the Iowa Farm Bureau Federation as Chairman of the Board and to elect the Chief Executive Officer of the Company and two other officers of the Company nominated by the Chairman of the Board as Class B Directors.

     Information as to each nominee follows. Unless otherwise indicated, each nominee has served for at least five years in the business position currently or most recently held.


NOMINEES FOR CLASS A DIRECTOR

     JERRY L. CHICOINE is a Class A Director of the Company. He became Executive Vice President and Chief Operating Officer of Pioneer Hi-Bred International, Inc. (seed corn business) in September 1997, and was elected a director of Pioneer in March 1998. He previously served as Senior Vice President and Chief Financial Officer since 1989. Mr. Chicoine was Senior General Counsel of Pioneer Hi-Bred International, Inc. from 1986 to 1988. Prior thereto he was a partner in the accounting firm of McGladrey & Pullen from 1969 to 1986. Mr. Chicoine is a lawyer and a certified public accountant. He is also a member of the board of directors of AmerUs Bank and Edge Technologies, Inc.
MEMBER:  Audit, Budget, and Compensation Committees
DIRECTOR SINCE 1996  AGE: 55

     JOHN W. CREER is a Class A Director of the Company. Since 1980, he has been President and Chief Executive Officer of the Farm Management Company, the agricultural real estate holding and management company wholly owned by the Church of Jesus Christ of Latter-day Saints (Mormon). As such he is responsible for management of a substantial multi-national resource. He is also Secretary of the worldwide church's Investment Policy Committee. Mr. Creer is a lawyer and received a doctorate of law degree from the University of Munich.
MEMBER:  Audit, Budget, and Class A Directors Nominating Committees
DIRECTOR SINCE 1996  AGE: 58

     JOHN E. WALKER is a Class A Director of the Company. Mr. Walker retired January 1, 1996 from Business Men's Assurance (BMA), Kansas City, Missouri, where he had been the Managing Director of Reinsurance Operations since 1979. He had been a member of the board of directors of BMA for 11 years before his retirement, and a member of its executive committee. Mr. Walker is also a director and member of the Audit Committee of LabOne, Inc., Lenexa, Kansas, a publicly traded blood and urine testing business.
MEMBER: Audit, Compensation, and Class A Directors Nominating Committees DIRECTOR SINCE 1996 AGE: 59


NOMINEES FOR CLASS B DIRECTOR

     EDWARD M. WIEDERSTEIN is the Chairman of the Board and a Class B Director of the Company. He has been a director of the Iowa Farm Bureau Federation since 1986 and in 1995 was elected President of the Iowa Farm Bureau Federation. He is also a director and president of Farm Bureau Mutual Insurance Company (Farm Bureau Mutual) and Farm Bureau Life Insurance Company (Farm Bureau Life), and a director of Western Agricultural Insurance Company (Western Ag). Mr. Wiederstein owns and operates a 1,200 acre farm near Audubon, Iowa where he has been engaged in the business of cattle and hog feeding and grain farming since 1973. He is also a director of American Farm Bureau Insurance Services, Inc. and of Wellmark, Inc.
MEMBER:  Executive and Compensation Committees
DIRECTOR SINCE 1995  AGE: 49

     THOMAS R. GIBSON, FSA, CLU, FLMI, is the Chief Executive Officer of the Company and of its major operating subsidiaries and a Class B Director of the Company. Mr. Gibson is also a director of AccessAir Holdings, Inc., and president of the Iowa Life and Health Insurance Association. Mr. Gibson has been employed by the Company and its affiliates since 1966.
MEMBER:  Executive and Investment Committees
DIRECTOR SINCE 1996  AGE: 53

     RICHARD D. HARRIS is Senior Vice President and Secretary-Treasurer of the Company and its major operating subsidiaries and a Class B Director of the Company. He is Executive Director, Secretary and Treasurer of the Iowa Farm Bureau Federation; Senior Vice President and Assistant Secretary and Treasurer of South Dakota Farm Bureau Mutual Insurance Company (South Dakota Mutual), and Vice President and Treasurer of Farm Bureau Management Corporation (Management Corp.), a subsidiary of the Iowa Farm Bureau Federation. He was elected to all of those positions effective September 1, 1996. Mr. Harris has been employed by the Company and its affiliates since 1996, and by the Iowa Farm Bureau Federation since 1968.
MEMBER:  Executive and Investment Committees
DIRECTOR SINCE 1996  AGE: 53

     STEPHEN M. MORAIN is Senior Vice President and General Counsel of the Company and a Class B Director. He also serves as General Counsel and Assistant Secretary of the Iowa Farm Bureau Federation; General Counsel, Secretary and director of Management Corp., and Senior Vice President and General Counsel of the Company's major operating subsidiaries. Mr. Morain is also a director of Computer Aided Design Software, Inc., a director of Iowa Business Development Finance Corporation, and chairman and a director of Edge Technologies, Inc. Mr. Morain has been employed by the Company and its affiliates since 1977.
MEMBER:  Executive and Investment Committees
DIRECTOR SINCE 1996  AGE: 52

     ROGER BILL MITCHELL is a Class B Director and the First Vice Chair of the Company. He has been President of the Colorado Farm Bureau since 1991. Mr. Mitchell is also First Vice President of Western Life, President and director of Colorado Farm Bureau Mutual Insurance Company, director of Western Ag and a member of the Colorado Water Quality Control Commission. Mr. Mitchell is managing general partner of Mitchell Ag Production, a family limited partnership with his two sons, which is a ten quarter potato and barley farming operation in the San Luis Valley of south central Colorado.
MEMBER:  Budget Committee
DIRECTOR SINCE 1994  AGE: 53

     KAREN J. HENRY is a Class B Director and the Second Vice Chair of the Company. She was elected as President of the Wyoming Farm Bureau Federation in 1994, after having served as a director since 1992. Ms. Henry is a director and President of Mountain West Farm Bureau Mutual Insurance Company and a director of Western Life and of Western Ag. She is involved in a family ranch and cattle operation.
DIRECTOR SINCE 1995  AGE: 51

     KENNETH R. ASHBY is a Class B Director of the Company and has been the President of the Utah Farm Bureau Federation since November 1986. He has been a director and Vice President of Utah Farm Bureau Insurance Company (Utah Insurance) and a director of Farm Bureau Life. Mr. Ashby has been President and General Manager of Ashby's Valley View Farms since September 1966.
MEMBER:  Class A Directors Nominating Committee
DIRECTOR SINCE 1994  AGE: 57

     AL CHRISTOPHERSON is a Class B Director of the Company. He has been President of the Minnesota Farm Bureau Federation since December 1988 and is also a director of Farm Bureau Mutual and American Ag. Mr. Christopherson is also a director of the American Farm Bureau Federation and serves on a number of agricultural boards including the Agricultural Utilization and Research Institute. Mr. Christopherson is a diversified grain and livestock farmer from Pennock, Minnesota, where he operates a family farm which includes nearly 1,800 acres. Farming operations consist of raising hogs, corn, soybeans, and wheat.
MEMBER:  Compensation Committee
DIRECTOR SINCE 1994  AGE: 57

     KENNY J. EVANS is a Class B Director of the Company. He is President and a director of the Arizona Farm Bureau Federation. Mr. Evans, a farmer, corporate executive and business owner, is also a former Chairman of the National Agricultural Labor Advisory Committee and a former Chairman of the Arizona Commission of Agriculture and Horticulture. He is a director of Western Life and a director and president of Western Ag.
MEMBER:  Budget Committee
DIRECTOR SINCE 1994  AGE: 52

     JACK M. GIVENS is a Class B Director of the Company. He was elected in January 1998 after becoming President of the Oklahoma Farm Bureau Federation and its insurance affiliates, of which he has been a director since 1988. Mr. Givens is a Regent of Oklahoma State University and A&M Colleges, a director of Cotton Incorporated, New York, NY, a director of Oklahoma Baptist University National Board of Development, a director of Oklahoma Medical Research Foundation, a director of Oklahoma Cotton Growers Association and a director of the Oklahoma Art Institute. He is also a director of Western Life and of Western Ag. Mr. Givens has farming and ranching operations in Jackson, Greer and Kiowa counties, Oklahoma, where irrigated cotton, wheat and registered Angus are produced, and in Logan and Clark counties, Ohio, where the crops are corn and soybeans.
MEMBER:  Class A Directors Nominating Committee
DIRECTOR SINCE 1998  AGE: 75

     GARY HALL is a Class B Director of the Company. He has been the President of the Kansas Farm Bureau Federation and affiliated companies, including Kansas Farm Bureau Life Insurance Company and Kansas Farm Bureau Mutual Insurance Company, since 1994. Mr. Hall is also a director of Western Ag. He has been a self-employed farmer and stockman since 1974, and he served as Kansas Secretary of Agriculture in 1990 and 1991.
DIRECTOR SINCE 1995  AGE: 47

     JAMES K. HARMON is a Class B Director of the Company. He was elected President of the North Dakota Farm Bureau Federation in 1997 and has been a member of its board of directors since 1989. Mr. Harmon became President of NODAK Mutual Insurance Company in 1997, after serving as Vice President since 1993, and has been a director of Western Life since 1993. He is also a member of the board of directors of Central Dakota Growers, a high value crops development task force. Mr. Harmon and his wife operate a fourth generation farm near Carrington, North Dakota, raising irrigated potatoes, sunflowers, durum, hard red spring wheat, canola and dry edible beans.
MEMBER:  Class B Directors Nominating Committee
DIRECTOR SINCE 1998  AGE: 39

     RICHARD KJERSTAD is a Class B Director of the Company. He and his family have extensive farming and cattle ranching operations in western South Dakota. Mr. Kjerstad was elected President of the South Dakota Farm Bureau Federation in 1995. He is also President and a director of South Dakota Mutual and a director of Farm Bureau Life. Mr. Kjerstad is one of eleven individuals who have been charged with violations of the Lacey Act in the United States District Court for the District of South Dakota. The Lacey Act is federal legislation regulating interstate and international commerce in wildlife. In essence, the defendants are charged with improperly agreeing to transfer deer hunting licenses to non-residents of South Dakota and of improperly doing so. Counsel to Mr. Kjerstad has filed a motion to dismiss the indictment.
MEMBER:  Class B Directors Nominating Committee
DIRECTOR SINCE 1995  AGE: 55

     DAVID L. MCCLURE is a Class B Director of the Company. He is a farmer-rancher raising wheat, barley, hay, and cattle in the Lewiston, Montana area. Mr. McClure has been President of the Montana Farm Bureau Federation since 1987 and is also a director and Vice President of Mountain West Farm Bureau Mutual Insurance Company, a director of American Ag and Western Ag and a director and Vice President of Western Life. He was a member of the board of directors of the American Farm Bureau Federation from 1993 through 1996.
MEMBER:  Budget Committee
DIRECTOR SINCE 1994  AGE: 58

     BRYCE P. NEIDIG is a Class B Director. He has been President of the Nebraska Farm Bureau Federation and of Farm Bureau Insurance Company of Nebraska since 1981. He is also a director of Farm Bureau Life, American Ag and Western Ag. Mr. Neidig is also a director of the American Farm Bureau Federation and a director of Nebraska Blue Cross Blue Shield. He raises irrigated and dry land corn as well as soybeans and alfalfa on his Madison County farm.
DIRECTOR SINCE 1994  AGE: 66

     HOWARD D. (DAN) POULSON, a Class B Director of the Company, has been President and Administrator of the Wisconsin Farm Bureau Federation and President of its affiliated companies, including Rural Mutual Insurance Company, since August 1991. He has served on the board of directors of Wisconsin Farm Bureau since 1969. He was appointed to the State of Wisconsin Department of Natural Resources Board in October 1995. Mr. Poulson is also a director of Farm Bureau Life. He and his wife operate a 250 acre hog and grain farm near Palmyra in Jefferson County, Wisconsin.
MEMBER:  Compensation Committee
DIRECTOR SINCE 1994  AGE: 61

     FRANK S. PRIESTLEY, a Class B Director of the Company, was elected President of the Idaho Farm Bureau Federation in 1997, having first been elected to the Board of Directors of Idaho Farm Bureau Federation in 1985. He is also President and a director of Farm Bureau Mutual Insurance Company of Idaho and Farm Bureau Finance Company (Idaho). Mr. Priestley graduated from Western College of Auctioneering in 1967 and has actively practiced auctioning. He operates a family dairy farm near Franklin, Idaho with a herd of 70 Holstein cows.
MEMBER:  Class B Directors Nominating Committee
DIRECTOR SINCE 1998  AGE: 49

     JOHN J. VAN SWEDEN is a Class B Director of the Company. Mr. Van Sweden is President and a director of the New Mexico Farm and Livestock Bureau, President and a director of Western Farm Bureau Mutual Insurance Company (Western Mutual), and a director of Western Life and Western Ag. He is also President of V7 Ranch Co., Inc., which has been in his family for five generations since 1868. This is a cow/calf/yearling and ranch operation, producing approximately 650 tons of hay per year, in the area of Raton, New Mexico.
MEMBER:  Class A Directors Nominating Committee
DIRECTOR SINCE 1994  AGE: 50

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information as to shares of voting stock of the Company beneficially owned by each director and nominee, each executive officer named in the Summary Compensation Table below, and by all executive officers and directors of the Company as a group, including shares subject to employee and non-employee directors stock options exercisable on or prior to April 29, 1998. The percentage of Company shares beneficially owned by any Company director or nominee or by all directors and officers of the Company as a group, does not exceed 1%. Unless indicated otherwise in the footnotes below, all shares are directly owned as of February 28, 1998. On March 17, 1998 the Board of Directors declared a two-for-one stock split, in the form of a share dividend, to holders of record April 6, 1998, payable April 17, 1998. All share numbers given herein are before the stock split.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

                                                               SHARES
                                                            BENEFICIALLY
            NAME                                               OWNED
                                                            ------------
            Kenneth R. Ashby                                  2,000(a)
            Jerry L. Chicoine                                 2,500(a)
            Al Christopherson                                 2,000(a)
            John W. Creer                                     2,000(a)
            Kenny J. Evans                                    2,000(a)
            Thomas R. Gibson                                 17,144(d)
            Jack M. Givens                                    2,000(a)
            Gary Hall                                         2,000(a)
            James K. Harmon                                       0
            Richard D. Harris                                 4,664(d)
            Karen J. Henry                                    2,000(a)
            Timothy J. Hoffman                                7,420(d)
            Richard Kjerstad                                  5,000(a)
            David L. McClure                                  2,000(a)
            Roger Bill Mitchell                               2,000(a)
            Stephen M. Morain                                12,394(d)
            Bryce P. Neidig                                   2,150(a)
            James W. Noyce                                    8,125(d)
            William J. Oddy                                  16,387(d)
            Howard D. Poulson                                 2,000(a)
            Frank S. Priestley                                2,000(a)
            John J. Van Sweden                                2,000(b)
            John E. Walker                                    2,600(a)
            Richard D. Warming                                8,772(d)
            Edward M. Wiederstein                             6,960(d)
            All directors and executive officers
             as a group (34 persons)                        143,637(c)(d)

------------------
(a) Includes 2,000 shares subject to options exercisable within 60 days.
(b) Includes 1,332 shares subject to options exercisable within 60 days.
(c) Includes 120,574 shares subject to options exercisable within 60 days.
(d) Includes shares subject to options exercisable within 60 days held by the following named executive officers: Gibson, 14,140; Harris, 3,728; Hoffman, 6,411; Morain, 8,894; Noyce, 6,087; Oddy, 11,379; Warming, 6,127,
    and Wiederstein, 6,955.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS(a)

                                                                      NATURE OF
                                                                     BENEFICIAL      PERCENT
TITLE OF CLASS            BENEFICIAL OWNER(b)                       OWNERSHIP(c)     OF CLASS
-----------------------   --------------------------------------   --------------   ---------
Class A Common ........   Iowa Farm Bureau Federation                9,466,189 *       56.3
Class B Common ........   Iowa Farm Bureau Federation                  761,855         63.9
Series B Preferred ....   Iowa Farm Bureau Federation                5,000,000        100.0
Class B Common ........   Farm Bureau Mutual Insurance Company         186,866         15.7

------------------

* Before accounting for a transaction scheduled to close March 30, 1998 pursuant to which Iowa Farm Bureau Federation will surrender 1,268,056 shares of Class A Common Stock to the Company in exchange for a subsidiary which holds title to the Company's home office real estate. See "Certain Relationships and Related Transactions."

(a) No other person to the knowledge of the Company was the beneficial owner of 5% or more of the outstanding shares of any class of Company stock.

(b) The address of Iowa Farm Bureau Federation and Farm Bureau Mutual Insurance Company is 5400 University Avenue, West Des Moines, Iowa 50266.

(c) The named beneficial owners have sole dispositive and voting power with respect to the shares owned by them.


              FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during 1997. Each director attended at least 75% of the Board meetings and meetings of committees of which he or she is a member. The standing committees of the Board of Directors and the number of meetings held by each such committee in 1997 were as follows:

                                                         NUMBER OF MEETINGS
     COMMITTEE NAME                                       HELD DURING 1997
     ------------------------------------------------   -------------------
     Executive Committee ............................           19
     Audit Committee ................................            4
     Budget Committee ...............................            0
     Compensation Committee .........................            3
     Class A Directors Nominating Committee .........            1
     Class B Directors Nominating Committee .........            1

     The Company has established an Executive Committee composed of Messrs. Wiederstein (Chairman), Gibson, Harris and Morain. The Executive Committee may exercise all powers of the Board of Directors during intervals between meetings of the Board, except for matters reserved to the Board by the Iowa Business Corporation Act, and except for removal or replacement of the Chairman or Chief Executive Officer.

     The Company has established an Audit Committee composed of Class A Directors Messrs. Chicoine, Creer and Walker, with Mr. Chicoine serving as Chairman. The Audit Committee must include only Class A Directors who are independent of management and free from any relationships that would interfere with the exercise of independent judgment. The Audit Committee reviews the professional services to be provided by the Company's independent auditors and the independence of such auditors from management of the Company. The Audit Committee also reviews the scope of the audit by the Company's independent auditors, the annual financial statements of the Company, the Company's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of the Company as it may find appropriate or as may be brought to its attention, and meets from time to time with a member or members of the Company's internal audit staff. In addition to the usual and customary functions of an Audit Committee governed by the requirements of the New York Stock Exchange, the Audit Committee is required to review with the auditors and management any material transaction or series of similar transactions to which the Company was, within the past year, or is currently expected to be, a party, and with respect to which a director, executive officer, or holder of more than five percent of any class of stock of the Company is a party. If the Audit Committee determines that any transaction or proposed transaction between the Company and Farm Bureau Mutual is unfair to the Company, the Company is required to submit the matter to a coordinating committee for resolution.

     The Company has established a Class A Directors Nominating Committee which nominates candidates for election to the Board of Directors as Class A Directors. The Committee members are nominated by the Chairman of the Board, and include Messrs. Ashby, Creer, Givens, Van Sweden and Walker, with Mr. Ashby serving as Chairman of the Committee. The Committee must include at least two-thirds of the Class A Directors and may consist of up to five members of the Board nominated by the Chairman of the Board. Any action of the Class A Directors Nominating Committee requires the concurrence of at least 50% of the Class A Directors who are members of the Committee. The Committee will consider a nominee for election as a Class A Director recommended by a stockholder if the stockholder submits the nomination to the Committee. Stockholders may submit such nominations by addressing a letter to the Chairman of the Class A Directors Nominating Committee, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266. Under the Company's By-Laws a stockholder must provide advance notice to the Company in order for such stockholder to place into nomination a director at the annual meeting. Such notice must be received by the Secretary at the above address not less than 90 days prior to the first anniversary date of the preceding year's annual meeting, and must set forth the name, age, principal occupation, number of shares of Company stock beneficially owned, and the business and residence addresses of both the proposed nominee and the stockholder proposing to make such nomination.

     The Company has established a Compensation Committee of the Board of Directors which has oversight responsibility with respect to compensation matters involving executive officers of the Company. The Compensation Committee is composed of Messrs. Wiederstein, Chicoine, Christopherson, Poulson, and Walker, with Mr. Wiederstein serving as the Chairman of the Committee.

     The Company has established a Budget Committee designated by the Chairman of the Board and composed of Messrs. Mitchell, Chicoine, Creer, Evans and McClure, with Mr. Mitchell as Chairman. The Budget Committee reviews all budgets proposed by management and makes recommendations thereon to the Board of Directors.

     The Company has also established an Investment Committee composed of Messrs. Gibson, Harris, Morain and five executive officers, and an Advisory Committee, and may establish other committees in its discretion. The Advisory Committee is composed of the general managers of the Farm Bureau affiliated property-casualty insurance companies in the Company's market territory.


                      DIRECTORS' COMPENSATION AND BENEFITS

     All non-employee Directors receive an annual retainer of $2,000, a fee of $1,000 for each board meeting attended and a fee of $500 for each committee meeting attended. In addition, Class A Directors receive an annual retainer of $13,333. All Directors will be reimbursed for travel and other out of pocket expenses incurred in attending board or committee meetings. Each non-employee Director receives an option to purchase 2,000 shares of Class A Common Stock of the Company upon initial election to the Board of Directors of the Company. See "Executive Compensation -- 1996 Class A Common Stock Compensation Plan."


                               EXECUTIVE OFFICERS

     Most of the executive and other officers of the Company devote all of their time to the affairs of the Company. Services performed for affiliates of the Company are charged to such affiliates on the basis of a time allocation and the affiliates are required to reimburse the Company for the cost of such services, plus a fee. See "Certain Relationships and Related Transactions -- Management and Marketing Agreements." Three officers, Mr. Wiederstein, Mr. Harris and Mr. Morain, do not devote all of their time to the affairs of the Company as they are also employed by Management Corp., a wholly owned subsidiary of the Iowa Farm Bureau Federation, and they are compensated by the Company for their services to the Company and by the Iowa Farm Bureau Federation for their services to it based on the portion of their time expected to be expended on behalf of each entity.

     The current executive officers of the Company are as follows:


NAME                       AGE                  POSITION
------------------------- ----  -----------------------------------------------
Edward M. Wiederstein ...  49   Chairman of the Board and Director
Thomas R. Gibson ........  53   Chief Executive Officer and Director
Richard D. Harris .......  53   Senior Vice President, Secretary and Treasurer
                                and Director
Stephen M. Morain .......  52   Senior Vice President and General Counsel and
                                Director
William J. Oddy .........  53   Chief Operating Officer
Timothy J. Hoffman ......  47   Chief Property-Casualty Officer
Richard D. Warming ......  64   Chief Investment Officer and Assistant Treasurer
James W. Noyce ..........  42   Chief Financial Officer
Thomas E. Burlingame ....  53   Vice President, Associate General Counsel
Barbara J. Moore ........  46   Vice President, Property-Casualty Operations
John M. Paule ...........  41   Vice President, Information Technology
Monte R. Roumpf .........  58   Vice President, Corporate Administration
JoAnn W. Rumelhart ......  44   Vice President, Life Operations
Lou Ann Sandburg ........  49   Vice President, Investments
Robert L. Tatge .........  51   Vice President, Property-Casualty Operations
F. Walter Tomenga .......  51   Vice President, Corporate Affairs and Marketing
                                Services
Lynn E. Wilson ..........  48   Vice President, Life Sales

     Set forth below is a description of the business experience, principal occupation and employment during the last five years of the executive officers of the Company:

     Biographical information for Messrs. Wiederstein, Gibson, Harris and Morain is set forth above under "Election of Directors."

     William J. Oddy, FSA, MAAA, is Chief Operating Officer of the Company; in March 1997 he was also named as Executive Vice President and General Manager of the Company's life insurance subsidiaries. He is a member of the Investment Committee. Mr. Oddy has been employed by the Company and its affiliates since 1968. He is also a director of American Equity Investment Life Insurance Company, Berthel, Fisher & Company and Berthel, Fisher & Company Financial Services, Inc.

     Timothy J. Hoffman, FSA, CLU, ChFC, FLMI, LLIF, MAAA, was named Chief Property-Casualty Officer of the Company and Executive Vice President and General Manager of the Company's property-casualty subsidiaries in March 1997. He had been Chief Marketing Officer since 1993. He is a member of the Investment Committee. Mr. Hoffman has been employed by the Company and its affiliates since 1971.

     Richard D. Warming is Chief Investment Officer and Assistant Treasurer of the Company and of the major operating subsidiaries. He is chairman of the Investment Committee of each of the companies. Mr. Warming has been employed by the Company and its affiliates since 1959, and has announced his retirement, effective April 1, 1998.

     James W. Noyce, CPA, FCAS, ASA, FLMI, MAAA, is Chief Financial Officer of the Company and its major operating subsidiaries. He is a member of the Investment Committee, and Chairman of the Benefits Administration Committee for each of the companies and Chairman of the Asset Liability Management Committee of the Life companies. Mr. Noyce has been employed by the Company and its affiliates since 1985. He is also a director of Berthel, Fisher & Company, Berthel, Fisher & Company Financial Services, Inc. and Berthel, Fisher & Company Leasing Services, Inc.

     Thomas E. Burlingame is Vice President, Associate General Counsel of the Company and its major operating subsidiaries. Mr. Burlingame has been employed by the Company and its affiliates since 1980.

     Barbara J. Moore, CPCU, AIM, Are, AAM, became Vice President, Property-Casualty Operations for the Company and its major operating subsidiaries in January 1997. Ms. Moore was Senior Vice President of Property-Casualty Operations for Western Ag and Western Mutual from 1991 to 1996. Ms. Moore has been employed by the Company and its affiliates since 1978.

     John M. Paule was elected Vice President, Information Technology in January 1998, after joining the Company in 1997. Mr. Paule had been employed by IBM Corporation since 1978, including during his last five years of employment being its manager of the North American general business insurance segment and its senior state executive in Iowa. He is a member of the Board of Directors of the West Des Moines Community School District.

     Monte R. Roumpf, CPCU, FLMI, has been employed by the Company since 1968 and had served as its Vice President, Information Technology since 1991, before being named Vice President, Corporate Administration in January 1997. Mr. Roumpf has announced his retirement, effective August 1, 1998.

     JoAnn W. Rumelhart, FSA, MAAA, became Vice President -- Life Operations of the Company and its major operating subsidiaries in July of 1994. She began working for the Company in 1978, and served as Vice President -- Client Services from January 1991.

     Lou Ann Sandburg, CFA, FLMI, was named Vice President, Investments in January 1998. She joined the Company in 1980 as the portfolio manager of FBL Money Market Fund, Inc., and later assumed the management of the Company's tax-exempt bonds and the mortgage-backed securities portfolios. Ms. Sandburg was Securities Vice President in 1993 and Investment Vice President, Securities, from 1994 through 1997. She serves on the Asset-Liability Committee, the Investment Committee and the Credit Committee. She is past president and board member of the Iowa Society of Financial Analysts.

     Robert L. Tatge, FCAS, MAAA, CLU, ChFC, became Vice President -- Property-Casualty Operations for the Company and its major operating subsidiaries in July 1994. He has been employed by the Company since 1968 and previously served as Vice President -- Underwriting and Claims from 1991.

     F. Walter Tomenga, MPA, is the Company's Vice President, Corporate Affairs and Marketing Services. He was Vice President, Corporate Affairs from June 1994 to March 1997. He has been employed by the Company since 1989, previously serving as Member Health Services Vice President and as Vice President -- Research and Development.

     Lynn E. Wilson, CLU, CHFC, MSFS, was named Vice President, Life Sales in March 1997, after serving as Vice President, Multi-State Sales since July 1994. From 1989 to July 1994 he was Senior Vice President of Marketing for Western Life. He was an agent, and an agency manager for the Company from 1973 to 1985.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company and certain affiliates to the Chief Executive Officer and to the Company's five most highly compensated executive officers, other than the Chief Executive Officer, who were serving on December 31, 1997, for services rendered to the Company and these affiliates in all capacities during the fiscal years ended December 31, 1995, 1996 and 1997. No "long-term compensation" was paid to any executive officer of the Company in these years.


                           SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                                                         COMPENSATION
                                                                       ---------------
                                          ANNUAL COMPENSATION               AWARDS
                                   ---------------------------------   ---------------
                                                                                          ALL OTHER(c)
NAME AND PRINCIPAL POSITION(a)      YEAR       SALARY        BONUS      OPTIONS(#)(b)     COMPENSATION
--------------------------------   ------   -----------   ----------   ---------------   -------------
Thomas R. Gibson ...............   1995      $275,000      $ 73,123              0          $24,662
 Chief Executive Officer           1996       294,000        86,707         67,200           26,483
                                   1997       322,000       106,630          3,500           30,025

Stephen M. Morain ..............   1995       235,000        25,216              0           14,683
 Senior Vice President             1996       251,215        55,567         43,065           14,490
 and General Counsel               1997       266,215        66,118          1,406           20,440

William J. Oddy ................   1995       227,000        60,360              0           22,581
 Chief Operating Officer           1996       241,000        71,076         55,086           25,660
                                   1997       262,000        86,761          3,235           27,194

Timothy J. Hoffman .............   1995       171,000        32,478              0           15,879
 Chief Property-Casualty Officer   1996       181,000        40,036         31,029           16,272
                                   1997       200,000        62,256          8,009           19,881

Richard D. Warming .............   1995       163,000        30,959              0           30,360
 Chief Investment Officer          1996       173,000        38,266         29,657           35,418
 and Assistant Treasurer           1997       183,500        45,575            984           46,006

James W. Noyce .................   1995       145,500        22,568              0           22,796
 Chief Financial Officer           1996       171,000        37,824         29,314           18,818
                                   1997       183,000        45,450          1,125           11,193

------------------

(a) In 1995, each person named was employed by Management Corp., a subsidiary of the Iowa Farm Bureau Federation, and, in addition to providing services to the Company, also provided services to affiliates of the Company such as Farm Bureau Mutual, South Dakota Mutual, and the Iowa Farm Bureau Federation, the financial results of which are not included in the Company's consolidated financial statements. The compensation expenses for these executives were allocated among the Company and each of the affiliates to which services were provided based primarily on the amount of time the executive devoted to each entity's affairs. For 1995, for each of the named persons, the portion of such executive's total compensation allocated to the Company was as follows: Gibson, 70.8%; Morain, 51.7%; Oddy, 63.6%; Hoffman, 77.0%; Warming, 98.2%; and Noyce, 59.0%. In 1996,
     these executives became employees of the Company and, accordingly, receive their total compensation from the Company (except for Mr. Morain who is an employee of the Company (as to approximately 85% of his 1996 and 1997 compensation) and of Management Corp.). The Company charges a management fee for services provided by these executives to the Company's affiliates. See "Certain Transactions and Relationships -- Service Agreement with Farm Bureau Management Corporation."

(b) Awards comprised of qualified and nonqualified stock options. The options have vesting periods as described in "Option Grants in Last Fiscal Year" table. Unvested options are forfeited upon voluntary termination of employment with the Company. All options will vest in the event of a change of control of the Company.

(c) All other compensation includes such items as the cost of life insurance coverage, the value of personal use of a company fleet automobile, a company flex cash (cafeteria) account and educational bonus.


                        OPTION GRANTS IN LAST FISCAL YEAR

     The following table contains information concerning the grant of stock options during the last fiscal year to the named executive officers under the Company's 1996 Class A Common Stock Compensation Plan. No stock options, freestanding stock appreciation rights (SARs) or other equity-based awards were granted to any executive officer or other persons by the Company prior to 1996.

                                                    PERCENT OF TOTAL
                                 NUMBER OF         OPTIONS GRANTED TO
                           SECURITIES UNDERLYING      EMPLOYEES IN        EXERCISE OR     EXPIRATION      GRANT DATE
                           OPTIONS GRANTED(a)(c)      FISCAL YEAR      BASE PRICE($/Sh)      DATE      PRESENT VALUE(b)
                          ----------------------- ------------------- ------------------ ------------ -----------------
   Thomas R. Gibson                3,500                   5.1%            $  24.00        1/15/07         $21,868

   Stephen M. Morain               1,406                   2.0                24.00        1/15/07           8,784

   William J. Oddy                 1,813                   4.7                24.00        1/15/07          11,327
                                   1,422                                      32.00        9/01/07           8,884

   Timothy J. Hoffman              1,031                  11.6                24.00        1/15/07           6,441
                                   5,228                                      25.25        4/01/07          32,664
                                   1,750                                      32.00        9/01/07          10,934

   Richard D. Warming                984                   1.4                24.00        1/15/07           6,148

   James W. Noyce                  1,125                   1.6                24.00        1/15/07           7,029

------------------

(a) The exercise price of the options equals the fair market price of the underlying shares on the date of grant. Each of these options has a term of up to 10 years and becomes exercisable in five approximately equal annual installments on each of the first, second, third, fourth and fifth anniversaries of the date of grant. Unvested options are forfeited upon a voluntary termination of employment with the Company. Options vest in the event of a change of control of the Company. The options granted are incentive stock options to the extent permitted under the Plan and the Internal Revenue Code, and the remainder are nonqualified stock options.

(b) The grant date present value of these options was estimated using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.34%; dividend yield of 1.6%; volatility factor of the expected market price of the Company's Class A Common Stock of 0.12, and a weighted average life expectancy of the options of 5.1 years. The weighted average grant date fair value of the options granted during 1997 was $4.58 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, giving no assurance that the value realized by a named individual will be at or near the value estimated by the Black-Scholes model.

(c) In 1996 and 1997, options for the purchase of 821,232 and 68,842 shares, respectively, of Class A Common Stock were granted, leaving approximately 879,875 shares of Class A Common Stock available for grant as additional Awards under the Plan, including 19,949 shares previously forfeited. To date, no grants of SARs or stock bonuses have been made under the Plan.

                       AGGREGATED OPTIONS/SAR EXERCISES IN
                 LAST FISCAL YEAR AND FY-END OPTIONS/SAR VALUES

     The following table provides information with respect to the named executive officers, concerning the exercise of options during the last fiscal year and value of unexercised options held as of the end of the fiscal year:

                                                           NUMBER OF SECURITIES                 VALUE OF
                              SHARES                      UNDERLYING UNEXERCISED        UNEXERCISED IN-THE-MONEY
                           ACQUIRED ON       VALUE      OPTIONS/SARS AT FY-END(#)      OPTIONS/SARS AT FY-END($)
   NAME                      EXERCISE      REALIZED     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE(a)
   --------------------   -------------   ----------   ---------------------------   -----------------------------
   Thomas R. Gibson            0              0               13,440/57,260                304,080/1,272,758
   Stephen M. Morain           0              0                8,613/35,858                  194,869/802,148
   William J. Oddy             0              0               11,017/47,304                249,260/1,037,850
   Timothy J. Hoffman          0              0                6,205/32,833                  140,388/670,253
   Richard D. Warming          0              0                5,931/24,710                  134,189/552,668
   James W. Noyce              0              0                5,862/24,577                  132,628/548,742

------------------

(a) Value determined from market price at fiscal year end ($40.125) less exercise price. The actual value, if any, that an executive may realize will depend on the stock price on date of exercise of an option, so there is no assurance the value stated would be equal to the value realized by the executive.


                                PENSION BENEFITS

     Employees are generally covered under the Farm Bureau Retirement Plan and the Iowa Farm Bureau Federation Affiliates Supplemental Retirement Plan (Pension Plans). The two plans operate as a single plan to provide total benefits to all participants. The former is a qualified plan under Section 401(a) and the latter plan is a nonqualified plan which provides benefits according to the overall plan formulas, but includes compensation exceeding $160,000 under Section 401(a)(1) and provides benefits provided by the formula which are otherwise limited by Section 415 of the Internal Revenue Code. The pension plans are available to all employees and officers generally and provide for the same method of allocation of benefits between management and non-management participants. Active participants include employees over age 21 who have worked at least one year and provided at least 1,000 hours of service during that year. The pension table below reflects the total pension benefits provided according to remuneration and completed years of service.


                          ANNUAL PENSION PLAN BENEFITS*

                                       YEARS OF SERVICE
  ASSUMED HIGH    --------------------------------------------------------------
36 MONTH AVERAGE
 ANNUAL SALARY        15           20           25           30           35
----------------  ----------   ----------   ----------   ----------   ----------
$    125,000      $ 40,625     $ 56,250     $ 71,875     $ 87,500     $ 87,500
     150,000        48,750       67,500       86,250      105,000      105,000
     175,000        56,875       78,750      100,625      122,500      122,500
     200,000        65,000       90,000      115,000      140,000      140,000
     225,000        73,125      101,250      129,375      157,500      157,500
     250,000        81,250      112,500      143,750      175,000      175,000
     300,000        97,500      135,000      172,500      210,000      210,000
     350,000       113,750      157,500      201,250      245,000      245,000

------------------

* The above table is a calculation of benefits according to the formula for services rendered prior to 1998.

     The credited years of service as of December 31, 1997 for Messrs. Gibson, Morain, Oddy, Hoffman, Warming, and Noyce were 31, 20, 29, 26, 38, and 12, respectively.

     The plan is a defined benefit plan which provides monthly income to retirees who have worked for at least 10 years and attained age 55. The amount provided is a percentage of the high 36 consecutive month average salary calculated according to the following formula: For service prior to 1998, 2% per year for the first 10 years of service, plus 2 1/2% for each year above 10 years of service up to 30 years of service. Unreduced early retirement benefits are provided upon attainment of 85 age plus service points. For service after 1997, 1.675% per year of service, plus, upon attainment of 85 age plus service points,
 .325% per year of service to age 65. After age 65, .325% per year of service times the average salary less social security covered compensation.

     Years of service include all years in which an individual first exceeds 1,000 hours of service and any year thereafter in which the person exceeds 500 hours of service.

     The plan formula provides a monthly benefit for life with a guarantee of 120 monthly payments. Other options, including lump sum, are available to the retiree on an actuarially equivalent basis.

     The compensation covered by the Pension Plan is calculated based upon total salary and bonuses paid to the participant during the given year.

     The annual benefits shown in the above table are not reduced to reflect the limitations imposed by federal tax laws, which place upper limits on the benefits which may be provided to any individual by tax qualified pension plans. The Iowa Farm Bureau Affiliates Supplemental Retirement Plan is an unfunded, non-qualified plan, which provides that it will pay directly the difference between the retirement benefit normally calculated under the Farm Bureau Retirement Plan, consistent with federal tax law. In 1997, Messrs. Gibson, Morain, Oddy, Hoffman, Warming, and Noyce received allocations under the Supplemental Plan for services provided to the Company of $95,961, $54,074, $71,368, $17,173, $151,410, and $10,610, which amounts are not included in the Summary Compensation Table set forth above.


OTHER COMPENSATION PLANS

     The Company and Farm Bureau Mutual sponsor a bonus plan for all employees, which includes a management performance (bonus) plan in which executives, department heads and managers participate. On an annual basis, the companies establish various and distinct goals for its executives, division heads and managers. Goals generally relate to such matters as life insurance and property-casualty new business production, expense levels and earnings per share. Attainment of individual goals is targeted to result in payment of cash bonuses ranging up to 33 1/3% of base salary for Messrs. Gibson, Oddy, Hoffman and Noyce, and up to 8% for managers. Exceptional performance could increase cash bonuses up to 50% of base salary for the executive group and up to 12% for managers. Payment of the performance incentive is made annually in a single, separate lump sum payment on or before February 14th of the ensuing year.

     The Company also has a trustee qualified 401(k) plan for all employees after 30 days of employment and attainment of age 21. Employee contributions up to 4% of compensation are matched by Company contributions on a 50% basis, subject to Employee Retirement Income Security Act (ERISA) limitations, with the match paid in shares of the Company's Class A Common Stock. The Company match is forfeited should an employee terminate prior to three years of service, after which the match is nonforfeitable.

                BOARD COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is responsible for oversight of compensation policies which govern annual compensation, stock ownership programs, and employee benefit programs for the executive officers as well as other employees of the Company and its subsidiaries. The Committee was established in July 1996 at the time of the Company's initial public offering. It has affirmed the Company's historical compensation framework and expects to continue examining the relationship of the compensation criteria to existing systems and incentives.


COMPENSATION CRITERIA

     In making compensation determinations, the Committee considers and endeavors to attain the following goals:

     1) attract and retain highly qualified and motivated executive officers and employees,

     2) encourage and reward achievement of annual and long-term financial goals and operating plans of the Company, and

     3) encourage executive officers and employees to become stockholders with interests aligned with those of other stockholders.

     The Committee's policy with regard to the compensation of executive officers is to meet the foregoing goals through a combination of base salary, annual bonus, stock ownership, and other benefits with a particular focus on encouraging executive officers to attain performance goals that are designed to favorably impact overall Company performance.


COMPENSATION COMPONENTS

     The basic components of compensation for executive officers, including those individuals listed in the Summary Compensation Table, are in four areas:

     BASE SALARY: The Committee sets salary ranges annually which are intended to reflect the median level of base pay for comparable positions at companies of similar size and complexity. The Committee reviews salary survey data provided by independent survey consultants and information provided by the Standard and Poors property-casualty insurance segment. Based on the scope and responsibility of the position in the survey compared to the scope and responsibility of the position at the Company, the Committee determines whether the officer's salary range should be set above or below the median level of the industry. To determine the level of a specific salary within its range, the Committee considers management input regarding the officer's length of service in the position, experience, and management skills in handling short and long range issues. In addition, the Committee reviews the officer's performance during the prior year measured against predetermined corporate and individual plans and objectives set by management.

     ANNUAL BONUS: The Committee believes that a significant portion of annual cash compensation for the executive officers should be variable ("at risk") and tied to the Company's financial results. The Company annually establishes profit, growth, and other goals. Attainment of the goals is designed to produce bonuses to the executive officers of 33 1/3% of base salary, with exceptional performance allowing bonus payments up to 50% of base salary.

     The Committee may use its discretion to modify a portion of a participant's award, either upward or downward, based on management's recommendation of the participant's contribution to the achievement of goals.

     STOCK OWNERSHIP: The Committee believes that a fundamental goal of executive compensation is to encourage and create opportunities for long-term executive stock ownership. The Committee expects that over time, executive officers will establish ownership positions that are of significant value as a percentage of the annual salary of such officers.

     The Employee Stock Option Plan provides for the award of stock options (nonqualified and incentive stock options), stock appreciation rights ("SARs"), and shares of restricted stock. The Board of Directors encourages ownership of Company stock through the grant of options to participants in the Plan. To determine who will participate and the amount of awards, the Company adopted a formula which covers key management employees, and bases awards on their position, salary, and previous grants. Generally, the amount increases with the level of position. The Committee and the Board of Directors intend to make grants of options on an annual basis and establish a vesting schedule at each grant date. The options granted in 1996 in conjunction with the initial public offering were "front end loaded" to represent the bulk of grants to be made under the formula during the first four years of the Plan. The options vest in 20% increments on the first, second, third, fourth, and fifth anniversary of the grant date. In 1996, a total of 821,232 options were awarded to 100 participants. In 1997, 68,842 options were awarded to 60 participants.

     EMPLOYEE BENEFITS: The Company offers benefit plans such as vacation, medical, life and disability insurance to executive officers on the same basis as offered to all employees.

     CEO COMPENSATION: The compensation of Mr. Gibson includes the above four factors. Mr. Gibson has been Chief Executive Officer of the Company since its formation in 1993, and chief executive officer of its major operating subsidiaries since 1991. His base salary has been set based on market factors, his prior performance and in part in recognition of his additional responsibilities with formation of the Company and its growth. Under Mr. Gibson's leadership, the company has grown both internally and by combining other Farm Bureau insurance entities either under management agreements or as subsidiaries. The Company has become positioned as a consolidator of Farm Bureau insurance companies and believes it is well positioned to continue its internal growth due to its geographic spread, growth of exclusive agency force and ability to cross sell its various products to its existing customers. Mr. Gibson's base salary was increased by 9.5% in 1997 to $322,000, and he earned a bonus equal to 32.9% of that base salary based on 1997 Company performance of established goals. Mr. Gibson was awarded options for 3,500 shares of Class A Common Stock in 1997, which is 5.1% of the awards granted to all employees in the year.

TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code (the "Code") generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to the company's chief executive officer and its other four highest paid executive officers. Compensation that qualifies as performance-based compensation for purposes of Section 162(m) is not subject to the $1 million deduction limitation. Options and stock appreciation rights granted under the Stock Option Plan satisfy the requirements for performance-based compensation. The Committee currently does not anticipate that any executive officer will be paid compensation from the Company in excess of $1 million in any year (including amounts that do not qualify as performance-based compensation under the Code), and accordingly, the Committee anticipates that all amounts paid as executive compensation will be deductible by the Company for federal income tax purposes.


                                        COMPENSATION COMMITTEE
                                        Edward Wiederstein, CHAIRMAN
                                        Jerry Chicoine
                                        Al Christopherson
                                        Howard D. Poulson
                                        John E. Walker

                              PERFORMANCE GRAPHS

     The following performance graph compares the performance of the Company's Class A common stock since its initial public offering on July 19, 1996 with the performance of the S & P 500 index and with the performance of the Value Line
Insurance: Life Index. The graph plots the changes in value of an initial $100 investment over the indicated time periods, assuming all dividends are reinvested.


                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   FBL Financial Group, Inc., Standard & Poors 500 and Value Line Insurance:
                                   Life Index
                 (Performance Results Through December 31, 1997)


                               [PLOT POINTS GRAPH]

                    FBL FINANCIAL       STANDARD &        INSURANCE:
                    GROUP, INC.         POORS 500         LIFE
                    -----------         ---------         ----
JULY 19, 1996        $100.00            $100.00           $100.00
DECEMBER 31, 1996    $138.59            $117.01           $126.97
DECEMBER 31, 1997    $226.31            $156.07           $217.30


Assumes $100 invested at the open of trading (July 19, 1996) in FBL Financial Group, Inc. Class A Common Stock, Standard & Poors 500, and the Value Line
Insurance: Life Index.

                                                       SOURCE: VALUE LINE, INC.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


ORGANIZATION OF THE COMPANY

     FBL Financial Group, Inc. was incorporated as an Iowa corporation in 1993. It is a holding company which, through its subsidiaries, currently underwrites, markets and distributes life and disability income insurance, annuities, property-casualty insurance and mutual funds to individuals and small businesses in 15 midwestern and western states.

     CAPITAL AND INVESTMENT TRANSACTIONS: On May 30, 1997, FBL Financial Group Capital Trust (the Trust), a consolidated wholly-owned subsidiary of the Company, issued $97,000,000 of 5% Preferred Securities to the Iowa Farm Bureau Federation. As of December 31, 1997, 97,000 shares of 5% Preferred Securities were outstanding, all of which are unconditionally guaranteed by the Company.

     Concurrent with the issuance of the 5% Preferred Securities, the Company purchased from the Iowa Farm Bureau Federation the Company's Series A preferred stock at its liquidation value of $100,000,000. In addition, the Company issued 5,000,000 shares of Series B preferred stock to the Iowa Farm Bureau Federation for $3,000,000. Each share of Series B preferred stock has a liquidation preference of $0.60 and voting rights identical to that of Class A common stock. The Series B preferred stock pays cumulative annual cash dividends of $0.03 per share, payable quarterly, and is redeemable by the Company, at the option of the Company, at $0.60 per share plus unpaid dividends if the stock ceases to be beneficially owned by a Farm Bureau organization.

     On March 18, 1997, the Company's Board of Directors approved a plan to repurchase up to 1,000,000 unregistered shares of Company's Class A common stock. On April 4, 1997, the Company purchased 965,370 shares of Class A common stock under this plan at $25.725 per share ($24,834,000), the average of the closing prices over the prior ten days of trading on the New York Stock Exchange. Included in these totals are 532,370 Class A shares sold by Farm Bureau Mutual to the Company for $13,695,000.

     During the first quarter of 1998, the Company's Board of Directors approved a transaction whereby the Company will exchange its home office properties for 1,268,056 unregistered shares of Class A common stock owned by the Iowa Farm Bureau Federation. The value of the transaction is $45,650,000, or $36.00 per common share.

     On March 17, 1998, the Board of Directors approved a two-for-one stock split to holders of record on April 6, 1998, to be effected in the form of a share dividend payable on April 17, 1998. The two-for-one split is not reflected in the information contained in this proxy statement.

     Also on March 17, 1998, the Company's Board of Directors approved the sale of Utah Insurance to Farm Bureau Mutual. As a result of the transaction, which is subject to the approval of regulatory authorities, the Company will no longer have property-casualty operations. The Company will receive $25,000,000 in cash on the date of the sale. In addition, the Company may receive additional consideration during each of the five years in the period ending December 31, 2002, in accordance with an earn-out provision included in the underlying sales agreement. Under the earn-out arrangement, the Company and Farm Bureau Mutual will share equally in the dollar amount by which the incurred losses on Utah Insurance's direct business, net of reinsurance ceded, is less than the incurred losses assumed in the valuation model used to derive the initial $25,000,000 acquisition price. The earn-out calculation will be performed and any settlement (subject to a maximum of $2,000,000 per year) will be made on a calendar year basis. The book value of Utah Insurance at December 31, 1997 was $27,711,000. It is anticipated that the transaction will close on March 31, 1998.

     During 1997, the Company, through its subsidiaries, sold investments to Farm Bureau Mutual Insurance Company as follows: (a) FBL Ventures of South Dakota, Inc. sold its investment in one private equity security for $1,630,000;
(b) Farm Bureau Life sold its investment in one equity security (an affiliate) for $5,111,000; and (c) Western Farm Bureau Life sold its investment in one equity security (an affiliate) for $5,111,000. These sales were made at the estimated fair market values of the securities being sold on the respective dates of the transactions.

     MANAGEMENT AND MARKETING AGREEMENTS: Prior to January 1, 1996, the Company participated in a management agreement with Management Corporation. Under this agreement, Management Corporation provided general business, administration and management services to the Company. During 1996, the Company assumed responsibility for providing a majority of these services for itself as well as Management Corporation and other affiliates. The Management Contract is terminable by either party upon 180 days prior written notice to the other party, or immediately in the event of certain insolvency events with respect to either party. During 1997, the Company incurred expenses under the contract with Management Corporation of $770,000. During 1997, the management fee earned by the Company was equal to one-half of one percent of all expenses incurred related to the services provided. During 1997, the Company earned management fee income of $203,000 related to these services provided to Farm Bureau Mutual. Beginning in 1998 for Farm Bureau Mutual, the management fee rate will be changed to equal a percentage of premiums collected.

     The Company has marketing agreements with the property-casualty companies operating within its marketing territory, including Farm Bureau Mutual and other affiliates. Under the marketing agreements, the property-casualty companies develop and manage the Company's agency force for a fee equal to a percentage of commissions on first year life insurance premiums and annuity deposits. In addition, a service fee commission is paid to the property-casualty companies operating in the multi-line states equal to 30% of commissions on renewal premiums. The Company paid $2,532,000 to Farm Bureau Mutual under these arrangements during the year ended December 31, 1997.


FARM BUREAU MUTUAL POOL

     Utah Insurance participates in the Farm Bureau Mutual pool with Farm Bureau Mutual, South Dakota Mutual, Western Ag and Western Mutual with all five companies operating under the common management of the Company. All retained insurance business of Utah Insurance, South Dakota Mutual, Western Ag and Western Mutual is assumed by Farm Bureau Mutual. The combined business, excluding certain reinsurance assumed exposures, is then assumed by the five property-casualty companies, in specified proportions, not in excess of an amount that would create a net written premium to surplus ratio that exceeds acceptable industry standards.

     In the pool, all premiums, losses, loss adjustment expenses, acquisition and other underwriting and administrative expenses are combined and distributed proportionately to each property-casualty company, thus providing the three companies with substantially the same underwriting results. The overall operating results of the three companies differ based on their respective investment income, changes in the level of participation in the pool and other miscellaneous items. Effective January 1, 1997, Utah Insurance's reinsurance pool participation percentage decreased from 20 percent to 18 percent.


STOCKHOLDERS' AGREEMENT REGARDING MANAGEMENT AND TRANSFER OF SHARES OF CLASS B COMMON STOCK

     All of the Class B Common Stock of the Company is owned by Farm Bureau organizations. As holders of all of the Class B Common Stock of the Company, these organizations have entered into the

Class B Common Stockholders' Agreement regarding management and the transfer of the Class B Common Stock (Stockholders' Agreement).

     The Stockholders' Agreement provides that the holders of the Class B Common Stock will vote for the election, as Class B Directors of the Company, of (i) the Presidents of each of the 15 state Farm Bureau Federations which own or are affiliated with the owners of the Class B Common Stock and (ii) the Chief Executive Officer of the Company and two additional officers of the Company nominated by the Chairman of the Board. The Stockholders' Agreement also provides that as long as a single state Farm Bureau Federation and its affiliates own in excess of 50% of the outstanding shares of Class B Common Stock (the Iowa Farm Bureau Federation owns approximately 63.9% of the Class B Common Stock), the Class B Common Stockholders will direct the Class B Directors to elect the President of such state Farm Bureau Federation as the Chairman of the Board, and to elect persons nominated by the Chairman to serve as Chief Executive Officer, Secretary and Treasurer.

     In the event that a Class B Director chooses to vote other than as directed pursuant to the requirements of the Shareholders' Agreement, the holders of not less than 10% of the Class B Common Stock may request a special meeting of the Class B Common Stockholders, for the purpose of removing the Class B Director, and either replacing such director with a qualified person or leaving the position vacant.

     The holders of Class B Common Stock may not transfer the stock to any person which is not a Farm Bureau organization, and any attempted transfer in violation of the Stockholder's Agreement causes the Class B Common Stock so transferred to automatically be converted to Class A Common Stock.

     The holders of 90% of the Class B Common Stock, together with the Company, may amend the Stockholders' Agreement.


RELATIONSHIP WITH FARM BUREAU ORGANIZATIONS

     American Farm Bureau Federation is a national federation of member organizations having as a major objective and purpose to promote, protect and represent the business, economic, social and educational interests of farmers and ranchers of the nation, and to develop agriculture, and a further objective to correlate Farm Bureau activities and strengthen member state Farm Bureau Federations. Through a membership agreement the Iowa Farm Bureau Federation (the Company's principal stockholder) and similar state Farm Bureau Federations throughout the country agree to cooperate in reaching these objectives.

     American Farm Bureau Federation is the owner of the "Farm Bureau" and "FB" trade names and related trademarks and service marks including "FB design" which has been registered as a service mark with the U.S. Patent and Trademark Office. Under the state membership agreements, use of such trade names and marks in each state is restricted to members of the federation and their approved affiliates. The Company is licensed by the Iowa Farm Bureau Federation to use the "Farm Bureau" and "FB" designations in Iowa, and pursuant thereto incurred royalty expense of $641,000 for the year ended December 31, 1997. The Company's subsidiaries have similar arrangements with Farm Bureau organizations in the other states of the market territory. Royalty expense incurred pursuant to these arrangements totaled $1,204,000. Royalty payments in 1997 in excess of $60,000 were made to Farm Bureau organizations in Idaho ($124,000), Minnesota ($148,000), Nebraska ($79,000), Oklahoma ($133,000), Utah ($113,000), and
Wisconsin ($94,000).


HOME OFFICE BUILDING AND OTHER SERVICES

     The Company shares home office facilities, as well as certain management personnel, with the Iowa Farm Bureau Federation and certain of its affiliates, including Farm Bureau Mutual and various service companies. Costs are allocated by factors such as the amount of space used for functions of the various companies, and time studies and estimates of time spent by personnel for each of the companies. The allocations are reviewed and approved by the boards of directors of the respective companies.

     The Company and its subsidiaries provide a number of services to, and receive certain services from, other Farm Bureau organizations, including the Company's two largest stockholders, the Iowa Farm Bureau Federation and Farm Bureau Mutual. The Company providing such services is reimbursed based on an allocation of the cost of providing such services.

     The Company's home office facilities are owned by Farm Bureau Life which leases a portion of such facilities to the Iowa Farm Bureau Federation, Farm Bureau Mutual and other affiliates. In 1997, the Iowa Farm Bureau Federation paid Farm Bureau Life rent of approximately $67,000 and Farm Bureau Mutual paid Farm Bureau Life rent of approximately $1,538,000. As noted above, the Company has agreed to exchange a subsidiary of Farm Bureau Life which owns the property for 1,268,056 shares of Class A common stock owned by the Iowa Farm Bureau Federation. The Company will subsequently lease office space back from the subsidiary of Iowa Farm Bureau Federation under a 15-year operating lease.

     Farm Bureau Life owns aircraft which are available for use by the Company's affiliates. In 1997, Farm Bureau Mutual paid the Company approximately $114,000 for use of such aircraft.

     Through its subsidiary, FBL Leasing Services, Inc., the Company leases computer equipment, furniture and automobiles to other Farm Bureau organizations. In 1997, the Iowa Farm Bureau Federation paid approximately $448,000 and Farm Bureau Mutual paid approximately $2,137,000 for such leasing services.

     Through its investment advisor subsidiary, FBL Investment Advisory Services, Inc., the Company provides investment advice and related services. Farm Bureau Mutual paid the Company approximately $349,000 for such services in 1997.

     In connection with an investment in a limited partnership in September 1996, the Company, through a subsidiary, has agreed to pay any cash flow deficiencies of a real estate property owned by the partnership through January 1, 2001. The partnership has a $5,352,000 mortgage loan with Farm Bureau Mutual that is due October 1, 2006.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING

     Section 16(a) of the Securities Exchange Act generally requires the officers and directors of a public company, and persons who own more than ten percent of a registered class of a public company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Based solely on its review of the copies of such reports received by it, or upon written representations received from certain reporting persons, the Company believes that, during 1997, its officers, directors and ten-percent shareholders complied with all section 16(a) filing requirements applicable to them.

                                     ITEM 2:
                   APPROVAL OF THE DIRECTOR COMPENSATION PLAN

     Item 2 concerns the recommendation of the Board of Directors that the Director Compensation Plan be approved. The Director Compensation Plan is established to allow the non-employee directors of FBL Financial Group, Inc. to participate in the ownership of the Company through ownership of shares of FBL Class A common stock or deferred stock units. In addition, the Plan is intended to allow non-employee directors to defer all or a portion of their compensation for their service as directors. See "Exhibit A -- Director Compensation Plan."

     The Plan applies only to directors who are not employees of the Company or of any of its affiliates. At the date of this Proxy Statement there were 17 persons eligible to participate in the Plan. The Plan permits electing directors to receive any director cash compensation or fees either in shares of Class A common stock or to defer receipt of the compensation to a unit account which will be paid in shares of Class A common stock after cessation of the director's service, either in a lump sum or in up to ten installments.

     As discussed elsewhere in this Proxy Statement, the non-employee directors of the Company receive annual compensation of $2,000 plus fees of $1,000 for each board meeting attended and $500 for each committee meeting attended. In addition, the Class A directors receive an annual retainer of $13,333. Costs and expenses of attending meetings are reimbursed, and each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Class A common stock upon initial election to the board. See "Directors' Compensation and Benefits."

     Directors electing to participate in the plan will receive their compensation payments quarterly in arrears, and Class A common stock will be issued to them (or units deferred for them) at the closing price of the shares on the New York Stock Exchange the last business day of each quarter. Each unit in an account is equivalent to one share of Class A common stock. For persons electing to defer the compensation to a unit account, the Company will credit to their account on the date any dividend is paid on the Class A common stock, an additional number of units equal to the dividend that would be paid on the number of shares equal to the number of units in such person's account, divided by the closing market price on such date.

     The dollar amount of benefits receivable under the Plan are not determinable and therefore no tabular presentation of new plan benefits is available. The Plan may be amended or terminated at any time, by the board of directors or by its compensation committee, but not in a manner that would adversely affect the right of a participant to receive shares issuable or cash payable that the participant has in any unit account at the effective date of the amendment or termination. However, the Company at its option may accelerate the payment of all deferred and other benefits payable under the Plan at its termination.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE DIRECTOR COMPENSATION PLAN, AS PROPOSED IN ITEM 2.

                                     ITEM 3:
                        APPROVAL OF INDEPENDENT AUDITORS

     Item 3 concerns the recommendation of the Audit Committee and the Board of Directors that Ernst & Young LLP be appointed independent auditors for 1998, which is being presented to stockholders for approval. Representatives of Ernst & Young LLP will be present at the meeting, will be available to respond to questions and may make a statement if they so desire.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR 1998, AS PROPOSED IN ITEM 3.


                              STOCKHOLDER PROPOSALS

     Proposals which stockholders intend to present at the 1999 annual meeting of stockholders must be received by the Secretary of the Company, Richard D. Harris, FBL Financial Group, Inc., 5400 University Avenue, West Des Moines, Iowa 50266 by November 30, 1998, and must otherwise comply with rules promulgated by the Securities and Exchange Commission in order to be eligible for inclusion in the proxy material for the 1999 annual meeting. In addition, under the Company's By-Laws a stockholder must provide advance notice to the Company in order for such stockholder to bring any business before the annual meeting. Such notice must be received by the Secretary at the above address not less than 90 days prior to the first anniversary date of the preceding year's annual meeting, and must describe the business proposed to be brought before the annual meeting, the reasons for bringing it, any material interest of the stockholder in such business, the stockholder's name and address and the number of shares of Company stock beneficially owned by the stockholder.


                                  OTHER MATTERS

     Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services which will be performed in addition to their regular duties, and some of them may not necessarily solicit proxies. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.


                                        By order of the Board of Directors,

                                        /s/ Richard D. Harris

                                        Richard D. Harris
                                        SECRETARY

                                        Dated: March 30, 1998

                                                                       EXHIBIT A


                            FBL FINANCIAL GROUP, INC.
                           DIRECTOR COMPENSATION PLAN

     PURPOSE. This Director Compensation Plan is established to allow the non-employee directors of FBL Financial Group, Inc. (FBL) to participate in the ownership of FBL through ownership of shares of the FBL common stock or deferred stock units. In addition, the Plan is intended to allow non-employee directors to defer all or a portion of their compensation for their service as directors.

     DEFINITIONS. The following words have the definitions given them below:

      "Affiliate" means any corporation, company limited by shares, partnership, limited liability company, business trust, other entity, or other business association that is controlled by FBL.

      "Board" means the board of directors of FBL.

      "Business Day" means a day on which FBL's executive offices in West Des Moines, Iowa, are open for business and on which trading is conducted on the New York Stock Exchange.

      "Common Stock" means the Class A Common Stock, no par value per share, of FBL.

      "Compensation Date" means the last Business Day of each calendar quarter.

      "Director" means any director of FBL who is not an employee of FBL or an Affiliate.

      "Distribution Date" means the date on which a Director ceases to be a director of FBL or on which a Director becomes employed by FBL or an Affiliate.

      "Fair Market Value" means, as to any particular day, the closing price quoted for a share of Common Stock trading on the New York Stock Exchange on that day, or if no such prices were quoted for the shares of Common Stock on the New York Stock Exchange for that day, the closing price quoted on the last Business Day on which prices were quoted. The closing price for the shares of Common Stock shall be that published in the edition of The Wall Street Journal or any successor publication for the next Business Day.

      "Plan Year" means each 12-month period beginning on each January 1 and ending on each December 31.

      "Retainer" means the amount of compensation set by the Board from time to time as payable to a Director in each Plan Year, including a fixed portion and a portion that is variable depending on the number of Board and committee meetings attended, including any portion thereof that a Director elects to defer as provided in this Plan.

      "Shares" means shares of the Common Stock.

      "Special Ledger" means a record established and maintained by FBL in which the Unit Accounts for the Directors and the Units credited to the accounts are noted.

      "Unit Account" shall mean the account maintained in the Special Ledger for a Director to which Units allocable to the Director under this Plan are credited.

      "Unit" means a credit in a Unit Account representing one Share.

     ANNUAL RETAINER. During each Plan Year in which a person is a Director during the existence of this Plan, the Director will be eligible to receive the Retainer payable as follows:

      A. At the Director's option, any percentage up to 100% of the Retainer will be (1) payable to the Director in Shares, or (2) at the Director's option, deferred by FBL crediting Units to a Unit Account maintained for the Director as provided in this Plan.

      B. The balance of the Retainer shall be payable in cash.

     The Retainer will be payable in arrears in equal quarterly installments on each Compensation Date unless deferred as provided below. Each quarterly installment will consist of one-fourth of the fixed annual amount, plus the amount determined by the number of Board and committee meetings attended in that quarter, if any, for each Director.

     ELECTIONS. Each Director who was a Director during the prior Plan Year must elect by no later than December 31 of the prior Plan Year how he or she will receive the Retainer. Each Director who becomes a Director during a Plan Year must elect within 30 days after becoming a Director how he or she will receive the Retainer. Each election must be made by the Director filing an election form with the Secretary of FBL. If a Director does not file an election form for each Plan Year by the specified date, the Director will be deemed to have elected to receive all of the Retainer in cash. Any person who becomes a Director during a Plan Year and does not file the required election within 30 days thereafter will be deemed to have elected to receive all of the Retainer in cash. Any election to defer a portion of the Retainer made by a person who becomes a Director during a Plan Year will be valid as to the portion of the Retainer received after the election is filed with the Secretary of FBL. When an election is made for a Plan Year, the Director may not revoke or change that election.

     THE SHARES. If a Director elects to receive Shares in payment of all or any part of the Director's Retainer, the number of Shares to be issued on any Compensation Date shall equal the amount of the Retainer then payable, divided by the Fair Market Value of a Share on the Compensation Date, with any fraction of a Share to be paid in cash. Any Shares issued under this Plan will be registered under the Securities Act of 1933, as amended, and, so long as shares of the Common Stock are listed for trading on the New York Stock Exchange, will be listed for trading on the New York Stock Exchange.

     THE UNITS. If a Director defers any portion of the Retainer in the form of Units, then on each Compensation Date, FBL will credit a Unit Account maintained for the Director with a number of Units equal to (1) the dollar amount of the Retainer then payable that the Director has elected to defer in the form of Units, divided by (2) the Fair Market Value on the Compensation Date, rounded to the nearest one-thousandth of a Unit. If the Common Stock is the subject of a stock dividend, stock split, or a reverse stock split, the number of Units will be increased or decreased, as the case may be, in the same proportion as the outstanding shares of Common Stock. FBL will credit to the Director's Unit Account on the date any dividend is paid on the Common Stock, an additional number of Units equal to (1) the aggregate amount of the dividend that would be paid on a number of Shares equal to the number of Units credited to the Director's Unit Account on the date the dividend is paid, divided by (2) the Fair Market Value on that date, rounded to the nearest one-thousandth Unit.

     DISTRIBUTION OF THE AMOUNTS IN A UNIT ACCOUNT. After the Distribution Date for a former Director, FBL will issue to the former Director that number of Shares equal to the number of Units with which the former Director's Unit Account is credited, with any fractions of a Share to be paid in cash. The former Director may elect to receive all of the Shares at one time or in up to 10 annual installments as described below. If the Director has elected to receive all of the Shares at one time, FBL will issue the Shares as soon as practicable after the Distribution Date.

     If the former Director has elected to receive the Shares in installments, a pro rata number of Shares will be issued for each installment plus additional Shares equal to the Units credited to the Unit Account respecting dividends paid on the Common Stock since the last installment was made. FBL will issue the first installment of Shares as soon as practicable after the former Director's Distribution Date. The remaining installments of Shares will be issued on or about each anniversary of the Director's Distribution Date.

     DISTRIBUTION IN THE EVENT OF A DIRECTOR'S DEATH. Each Director who defers any part of the Retainer payable to him or her in any Plan Year must designate one or more beneficiaries of the Director's Unit Account, who may be changed from time to time. The designation of a beneficiary must be made by filing with FBL's Secretary a form prescribed by FBL. If no designation of a beneficiary is made, any deferred benefits under this Plan will be paid to the Director's or former Director's estate. If a Director dies while in office or a former Director dies during the installment payment period, FBL will issue the Shares and pay the amounts of cash that are issuable and payable to the Director or former Director at one time as soon as practicable after the death of the Director or the former Director.

     TIMING OF ELECTION TO RECEIVE DEFERRED BENEFITS IN INSTALLMENTS. If the Director wants the benefits distributed in installments, the election to receive payments in installments must be on file for a period of at least 12 full months prior to the Director ceasing to be a director of FBL. The last valid election on file with FBL's Secretary for at least 12 full months will be the given effect by FBL in distributing the benefits.

     WITHHOLDING FOR TAXES. FBL will withhold the amount of cash and Shares necessary to satisfy FBL's obligation to withhold federal, state, and local income and other taxes on any benefits received by the Director, the former Director or a beneficiary under this Plan.

     NO TRANSFER OF RIGHTS UNDER THIS PLAN. A Director or former Director shall not have the right to transfer, grant any security interest in, or otherwise encumber rights he or she may have under this Plan or any Unit Account maintained for the Director or former Director or any interest therein. No right or interest of a Director or a former Director in a Unit Account shall be subject to any forced or involuntary disposition or to any charge, liability, or obligation of the Director or former Director, whether as the direct or indirect result of any action of the Director or former Director or any action taken in any proceeding, including any proceeding under any bankruptcy or other creditors' rights law. Any action attempting to effect any transaction of that type shall be null, void, and without effect.

     UNFUNDED PLAN. This Plan will be unfunded for federal tax purposes. The Deferral Accounts and the Unit Accounts are entries in the Special Ledger only and are merely a promise to make payments in the future. FBL's obligations under this Plan are unsecured, general contractual obligations of FBL.

     AMENDMENT AND TERMINATION OF THE PLAN. The Board or Compensation Committee of the Board may amend or terminate this Plan at any time. An amendment or the termination of this Plan will not adversely affect the right of a Director, former Director, or Beneficiary to receive Shares issuable or cash payable at the effective date of the amendment or termination of any rights that a Director, former Director, or a Beneficiary has in any Unit Account at the effective date of the amendment or termination. If the Plan is terminated, however, FBL may, at its option, accelerate the payment of all deferred and other benefits payable under this Plan.

     GOVERNING LAW. This Plan shall be governed by the laws of the State of Iowa. FBL has the right to interpret this Plan, and any interpretation by FBL shall be conclusive as to the meaning of this Plan.

     EFFECTIVE DATE AND TRANSITION. The effective date of this Plan shall be January 1, 1998, and the Plan became operative and in effect on the date, subject only to the ratification of the Plan by the stockholders of FBL at FBL's 1998 annual stockholders' meeting. The Board has reserved and authorized for issuance, pursuant to the terms and conditions of this Plan, 10,000 shares of Common Stock.

                                        I certify that the above Directors
                                        Compensation Plan document fully
                                        reflects the Plan adopted by the Board
                                        of Directors of FBL Financial Group,
                                        Inc. on November 17, 1997.

                                        /s/ Richard D. Harris

                                        Richard D. Harris
                                        Secretary
                                        March 30, 1998

PROXY
CLASS A COMMON SHAREHOLDERS

                           FBL FINANCIAL GROUP, INC.
                          ANNUAL MEETING MAY 19, 1998
     THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION


   The undersigned Class A shareholder(s) of FBL Financial Group, Inc., an Iowa corporation, appoints Edward M. Wiederstein and Thomas R. Gibson, or either of them, with full power to act alone, the true and lawful attorneys-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of said Corporation which the undersigned is entitled to vote at the annual meeting of the shareholders to be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa, on May 19, 1998, at 9:00 a.m. and at any adjournment thereof, with all powers the undersigned would possess if personally present, as indicated on the reverse hereof.

                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)


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                              FOLD AND DETACH HERE

                                                         Please mark
                                                        your votes as  [ X ]
                                                        indicated in
                                                        this example

1. Election of Class A Directors:         CLASS A DIRECTORS:

      FOR                  WITHHOLD       Jerry L. Chicoine, John W. Creer,
  all nominees             AUTHORITY      John E. Walker
listed (except as       to vote for all
  marked to the         nominees listed   (INSTRUCTIONS: TO WITHHOLD AUTHORITY
contrary at right)         at right       TO VOTE FOR ANY INDIVIDUAL NOMINEE,
                                          WRITE THAT NOMINEE'S NAME IN THE SPACE
                                          BELOW.
     [  ]                   [  ]
                                          --------------------------------------

2. Proposal to approve the Director Compensation Plan.

          FOR            AGAINST             ABSTAIN

          [ ]              [ ]                  [ ]

3. Proposal to ratify the appointment of Ernst & Young LLP as independent auditors for the Company.


          FOR            AGAINST             ABSTAIN

          [ ]              [ ]                  [ ]

On any other matter that may be submitted to a vote of shareholders.


------------------------------     THIS PROXY WILL BE VOTED "FOR" ITEMS 1, 2
                                   AND 3 IF NO INSTRUCTION TO THE CONTRARY IS
                                   INDICATED. IF ANY OTHER BUSINESS IS
                                   PRESENTED AT THE MEETING, THIS PROXY WILL BE
                                   VOTED IN ACCORDANCE WITH THE RECOMMENDATION
                                   OF MANAGEMENT.

                                   Date:                                  , 1998
                                        ---------------------------------


                                   ---------------------------------------------
                                                   Signature


                                   ---------------------------------------------
                                                   Signature

                                    Please sign name or names as appearing on this proxy. If signing as a representative, please indicate capacity.





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(YOU ARE REQUESTED TO COMPLETE, SIGN, AND RETURN THIS PROXY PROMPTLY)
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                                     [LOGO]
                           FBL FINANCIAL GROUP, INC.

                                                                  March 30, 1998

Dear Shareholder:

         The annual meeting of Stockholders of FBL Financial Group, Inc. will be held at the principal executive offices of the Corporation at 5400 University Avenue, West Des Moines, Iowa at 9:00 a.m. on Tuesday, May 19, 1998. At the meeting Class A Stockholders will elect three directors, Class B Stockholders will elect 18 directors, and the stockholders will act on proposals to approve the Director Compensation Plan and to ratify the selection of Ernst & Young LLP as independent auditors.

         It is important that your shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials, complete the attached proxy form above, and return it promptly in the envelope provided.